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                    FOURTH AMENDMENT TO NET INDUSTRIAL LEASE      EXHIBIT 10.16

      This Fourth Amendment to Net Industrial Lease ("Fourth Amendment") is entered into as of this 6th day of November, 1998, between 4405 E. BASELINE ROAD LIMITED PARTNERSHIP, an Arizona limited partnership ("Landlord") and MIDLAND CREDIT MANAGEMENT, INC., a Kansas corporation ("Tenant").

                                    RECITALS

      Landlord and Tenant entered into that Net Industrial Lease dated November 19, 1997, that certain Commencement Date Certificate dated February 17, 1998, a First Amendment to Net Industrial Lease dated June 22, 1998, a Second Amendment to Net Industrial Lease dated August 28, 1998, and a Third Amendment to Net Industrial Lease dated November 5, 1998 (collectively, the "Lease") covering 30,000 square feet (the "Original Premises") of the building located at 4310 E. Broadway Road and 22,613 square feet (the "Additional Premises") of the building located at 4302 E. Broadway Road, (collectively, the "Premises") Phoenix, Arizona.

      Landlord and Tenant wish to arrange for Tenant's lease of additional space and to make other amendments to the Lease.

      Landlord and Tenant agree the Lease is amended as follows:

                                    AGREEMENT

      1. Effective Date. Except as otherwise provided herein, the effective date of the Lease amendments as set out in this Fourth Amendment is February 1, 1999 (the "Effective Date").

      2. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

      3. Expansion Premises. Tenant will lease from Landlord the following additional space (the "Expansion Premises") on the terms and conditions set forth below:

      Expansion Premises:  Approximately 9,998 rentable square feet of the building located at 4302 E. Broadway, as outlined on Exhibit "A" attached hereto.

      Term: Fifty-five (55) months, commencing on the Effective Date and ending August 31, 2003.

      Fixed Minimum Rent:
                           2/1/99 - 2/28/01  $6,998.60  @ $.70 per rsf NNN*

                           3/1/01 - 8/31/03  $7,498.50  @ $.75 per rsf NNN*

                           *These amounts do not include rental taxes, Additional Rent, excess tenant improvements costs (if any), or any other sums payable to Landlord under the Lease, all of which sums remain payable during the term of the Lease.

      Security Deposit:    Tenant currently has deposited with Landlord a
                           security deposit in the amount of $35,400.00. Upon execution of this Fourth Amendment, Tenant will increase the security deposit by $7,000.00 for a total security deposit in the amount of $42,400.00.

      Use:                 General Office and Telephone Operators.

      Parking: Notwithstanding anything to the contrary contained in the Lease, as of the Effective Date, Tenant may use all the parking spaces available on the Property and the additional parking spaces located in the Wood Street lot.

      Improvements:        Landlord will complete tenant improvements to the
                           Expansion Premises (the "Expansion Premises Tenant
                           Improvements") on or prior to the Effective Date,
                           pursuant to a space plan to be approved by both
                           Landlord and Tenant. In the event the actual costs of
                           the Additional Premises Tenant Improvements exceed
                           $19,998.00 (the "Allowance"), Landlord shall amortize
                           any excess costs as additional Fixed Minimum Rent for
                           the Expansion Premises over the term of the Lease of
                           the Expansion Premises, including a 10% annual rate
                           of interest and will adjust the Fixed Minimum Rent
                           for the Expansion Premises accordingly. If the actual
                           costs of the improvements are less than $19,998,
                           Tenant shall receive no rental abatement or other
                           credit for the underage.
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      Early Occupancy:     If the Expansion Premises Tenant Improvements are
                           completed prior to the Effective Date, Tenant may occupy the Expansion Premises upon completion of the Expansion Premises Tenant Improvements for no additional rent.

As of the earlier of the Effective Date or the date of Tenant's occupancy of the Expansion Premises, the provisions of the Lease and this Fourth Amendment will apply to Tenant's lease of the Expansion Premises as if the Expansion Premises were included as part of the Premises, except as otherwise provided in this Fourth Amendment.

      4. Pro Rata Share. Notwithstanding anything to the contrary in the Lease, from and after the Effective Date, Tenant's pro-rata share for all purposes under the Lease, and specifically as to Property Costs as provided for in Paragraph 5.1(b) ("Additional Rent") of the Lease, shall be 100%.

      5. Option to Extend. As of the Effective Date, Landlord and Tenant hereby acknowledge and confirm that Tenant's option to extend the Term of the Lease as set out in Exhibit "F" of the Lease applies to all, and only all, of the space then under lease by Tenant on the Property, at the time Tenant provides Landlord written notice of Tenant's intent to exercise its option to extend the Lease term.

      6. Remaining Lease Terms. Except as expressly amended by this Fourth Amendment, all the terms, covenants, and conditions of the Lease remain in full force and effect. In the event of any conflict between the provisions of this Fourth Amendment and the Lease, the provisions of this Fourth Amendment shall control.

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment to Lease on the date written above.

TENANT:                             LANDLORD:

MIDLAND CREDIT MANAGEMENT, INC.,    4405 E. BASELINE ROAD LIMITED PARTNERSHIP,
a Kansas corporation                an Arizona limited partnership,

                                    By: San Salvador Management, L.L.C.,
By: /s/ John A. Chandler            an Arizona limited liability company
    Its: Sr. Vice President         Its General Partner

                                    By: /s/ David Ressor
                                        Its: Principal


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